Exhibit 99.1

<Confidential> 1 Aviza is re-affirming guidance for the June quarter Net Sales were at the low end of our forecasted range of $32m – $37m Operating Loss was within our forecasted range of approximately $3m – $7m Aviza’s preliminary guidance for the September quarter We expect Net Sales in the September quarter to be 10% - 15% higher than in the June quarter We expect that Adjusted Net Income (Loss) will be positive for the September quarter Completed restructuring of thermal products to legacy business and ceased volume manufacturing of large batch thermal systems We expect growth coming from our single wafer product Aviza Guidance Update Aviza Guidance Update July 2008